Exhibit 4.15

MacDONALD, DETTWILER AND ASSOCIATES LTD.

2016 LONG TERM INCENTIVE PLAN

AWARD AGREEMENT

FOR

U.S. TAXPAYERS

MacDONALD, DETTWILER AND ASSOCIATES LTD. (the “Company”), hereby grants to the grantee named below (the “Grantee”), Appreciation Units in accordance with and subject to the terms, conditions and restrictions of this Agreement together with the provisions as set forth below:

Appreciation Units:

Name of Grantee:

Date of Grant:

# of Appreciation Units:

Base Price

1.	The terms and conditions of this Agreement and all capitalized terms used herein shall, unless expressly defined in a different manner, have the meanings ascribed hereto in this Agreement, and the 2016 Plan, as the case may be.

2.	The Appreciation Units are subject to the foregoing terms:

(a)	Subject to the other provisions of the Plan and of this Agreement, the Appreciation Units shall vest and become exercisable only to the extent of one-third (1/3) of the total grant on and, thereafter, to the extent of an additional one-third (1/3) of the total grant on each of and .

(b)	The Appreciation Units shall mature on .

(c)	Upon exercise of an Appreciation Unit, by Notice to the Company, the Grantee, subject as hereinafter will be transferring, relinquishing and surrendering all rights under the Appreciation Units exercised to the Company in exchange for a cash payment pursuant to the Cash-Out Rights.

(d)	Upon the Grantee exercising the Appreciation Units, the Company shall pay to the Grantee, based on surrender to the Company of the vested Appreciation Units exercised, and as soon as administratively possible after the Exercise Date but in any event in the calendar year in which the Appreciation Units are exercised, the Cash-Out Amount.

(e)	Notwithstanding the vesting of any Appreciation Units, subject to the terms of the 2016 Plan, the Grantee may not exercise or surrender any Appreciation Units prior to the Appreciation Unit vesting but may exercise or surrender the Appreciation Unit at any time after they become vested and from time to time thereafter on Notice to the Company, as provided in the 2016 Plan.

(f)	Except as otherwise provided in and in addition to the provisions of the 2016 Plan, all Appreciation Units outstanding under the 2016 Plan shall accelerate and be deemed to have been earned on the completion of a Terminating Transaction. Upon consummation of any such event, the 2016 Plan shall terminate.

3.	Each Notice relating to the Appreciation Unit (“Notice”) shall set forth the number of Appreciation Units to be surrendered. All Notices to the Company shall be delivered by any recorded electronic method of transmission and acceptance as established by the Company or shall be delivered personally or by prepaid registered mail to its head office in Richmond, British Columbia, Attention: Corporate Secretary whereby the Company can determine acceptance or exercise by any Grantee and all notices to the Grantee shall be delivered in any one of the same manners to the address of the Grantee on file with the Company. Either the Company or the Grantee may designate a different address or email address by Notice to the other. Such Notices shall be deemed to be received, if delivered personally or by any recorded electronic method of transmission, on the date of delivery or sending, and if sent by mail, on the fifth (5th) Business Day following the date of mailing.

General

4.	The Grantee hereby agrees that:

(a)	this Award Agreement and the provisions hereof are subject to the terms and conditions of the 2016 Plan and if there is any inconsistence between the provisions of the Agreement and those in the 2016 Plan, the provisions in the 2016 Plan will take precedence;

(b)	any rule, regulation or determination, including the interpretation by the Board of the Agreement, the 2016 Plan shall be final and conclusive for all purposes and binding on all Persons, including the Company and the Grantee;

(c)	the grant of any Award under the 2016 Plan shall not affect in any way the right of the Company or any Participating Company to terminate the employment of the Grantee;

(d)	the grant of any Award or Appreciation Units is solely at the discretion of the Company and the grant of any Award or Appreciation Units in any one year to the Grantee does not entitle the Grantee to any grant of any award, appreciation units, options, share appreciation rights or any similar instruments under the 2016 Plan or any other plan established by the Company and issued or awarded from time to time; and

(e)	the Company may make such amendments to the 2016 Plan as provided in the 2016 Plan and if such amendments shall effect the terms and conditions of the Agreement, the Agreement shall be deemed amended to reflect same.

5.	This Agreement has been made in and shall be construed under and in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.	Definitions

For the purposes of this Agreement, the following definitions apply:

“2016 Plan” means the 2016 Long Term Incentive Plan, as amended from time to time.

“Act” means the Canada Business Corporations Act, as amended.

“Agreement” means this 2016 Long Term Incentive Plan Award Agreement or other written agreement between MDA and a Grantee that evidences and sets out the terms and conditions of an Award.

“Appreciation Units” means an appreciation unit granted to a Grantee pursuant to the 2016 Plan, comprising the rights granted to a Grantee under the 2016 Plan including the right of certain Grantees to acquire Shares as set forth in Award Agreements entered into as contemplated under the 2016 Plan, subject to terms and conditions of this 2016 Plan.

“AU Account” means the account established on the books of the Company in respect of a Grantee pursuant to the 2016 Plan.

“AU Value” with respect to any exercise of an Appreciation Unit means the positive difference between the average of the Fair Market Value of a Share for the five Business Days up to and including the date on which notice of exercise is received by the Company less the Base Price for the Appreciation Unit being exercised.

“Award” means the grant to a Grantee of a specified number of Appreciation Units subject to the terms of the 2016 Plan.

“Base Price” for an Appreciation Unit means the Fair Market Value of a Share on the Date of Grant.

“Board” means the Board of Directors of the Company.

“Business Day” means a day on which both the Stock Exchange and banks in Vancouver, British Columbia are open for business.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” means a committee of the Board designated from time to time by resolution of the Board, which committee shall consist of no fewer than two members of the Board, none of whom shall be an officer or other salaried employee of any Participating Company.

“Company” or “MDA” means MacDonald, Dettwiler and Associates Ltd., a corporation governed by the laws of Canada or any successor thereof.

“Date of Grant” means the day on which an Award is made under this 2016 Plan.

“Deductions” have the meaning set forth in Section 7(d) of the 2016 Plan.

“Employee” with respect to a Participating Company means an individual who is considered an employee of the Participating Company as defined under the Income Tax Act, (Canada) as amended, or the applicable taxation legislation in the jurisdiction of the Participating Company.

“Exercise Date” means the date on which the Company has received Notice from the Grantee of the Grantee’s exercise any Appreciation Units.

“Fair Market Value of a Share” means the closing sale price of the Shares on the Stock Exchange, or, if that measure of price is not available, in a national market system for securities on the date or dates as provided hereunder. In the event that the Shares are not listed on any such market or national securities or stock exchange, a valuation of the fair market value of a Share on such date shall be made by the Board in its sole discretion.

“Participating Company” means the Company and any Subsidiary of the Company.

“Person” shall mean an individual, corporation, partnership, association or other person or entity, or any group of two or more of the foregoing that have agreed to act together.

“Shares” means common shares in the capital of the Company.

“Stock Exchange” means the Toronto Stock Exchange.

“Subsidiary” has the meaning specified in the Act.

“U.S. Taxpayer” means a Grantee who is a U.S. citizen, U.S. permanent resident or U.S. tax resident for the purposes of the Code whose award of Appreciation Units order under the 2016 Plan would be subject to U.S. taxation under the Code. Such Grantee shall be considered a U.S. Taxpayer solely with respect to such Awards.

MacDONALD, DETTWILER AND ASSOCIATES LTD.

Per:
Name:	Howard Lance
Title:	President and Chief Executive Officer